Exhibit 5.1

Direct: 214-999-4245
Direct Fax: 214-999-3245
rsafratis@gardere.com

August 11, 2008

Heelys, Inc.
3200 Belmeade Drive, Suite 100
Carrollton, Texas  75006

Ladies and Gentlemen:

We have served as counsel to Heelys, Inc., a Delaware corporation (the Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to an aggregate of 700,000 additional shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be issued pursuant to the Heelys, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”).

With respect to the foregoing, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness of all signatures; the authenticity of all records, documents, certificates, and other instruments submitted to us as originals; and the conformity with originals of all records, documents, certificates, and other instruments submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares that from time to time may be issued under the Plan, in accordance with appropriate corporate proceedings or actions of the Company pursuant to the terms of the Plan, when so issued and sold at prices equal to or in excess of the par value of the Shares in accordance with the provisions of the Plan and related agreements entered into by the Company, will be duly authorized and validly issued by the Company and fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”) as now in effect, and we assume no responsibility as to the applicability or effect of any other laws.  No opinion is expressed herein with respect to any laws of the State of Delaware other than the DGCL.

GARDERE WYNNE SEWELL LLP

3000 Thanksgiving Tower, 1601 Elm Street  Dallas, Texas  75201-4761   ¡   214.999.3000 Phone   ¡
214.999.4667 Fax

Austin   ¡   Dallas   ¡   Houston   ¡   Mexico City

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in law.

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:	/S/ ROBERT SARFATIS
Robert Sarfatis, Partner

GARDERE WYNNE SEWELL LLP

3000 Thanksgiving Tower, 1601 Elm Street  Dallas, Texas  75201-4761   ¡   214.999.3000 Phone   ¡
214.999.4667 Fax

Austin   ¡   Dallas   ¡   Houston   ¡   Mexico City